Chantrey Vellacott DFK

AU/IBS/MJ/SA0365/cb

Martin Ward
One Horizon Group Plc
Fleming Court
Leigh Road
Eastleigh
Southampton
SO50 9PD

26 February 2013

Dear Martin,

Disclosure letter in relation Item 4.01 filing

I enclose, as requested, the disclosure letter addressed to the SEC together with its enclosure.

Regards

Martin James

Email: mjames@cvdfk.com
Direct Dial: 020 7509 9306
Mobile: 07967 967 184

Chantrey Vellacott DFK

AU/IBS/MJ/SA0365/cb

SEC Headquarters
100 F Street, NE
Washington
DC 20549
USA

26 February 2013

Dear Sirs,

One Horizon Group Plc

We refer to the attached disclosure and we provide this letter as the document referred to in the last paragraph of section (a) of the disclosure.

We have reviewed the disclosure and we agree with its contents.

Yours faithfully

Chantrey Vellacott DFK LLP

CHANTREY VELLACOTT DFK LLP

Russell Square House 10-12 Russell Square London WC1B 5LF
Telephone 020 7509 9000 Fax 020 7436 8884 www.cvdfk.com
DX 299 London/Chancery Lane

ITEM 4.01 CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT.

(a) Dismissal of Independent Certifying Accountant.

Chantrey Vellacott DFK LLP ("CV") served as the independent accountant for OHGP for its fiscal year ended June 30, 2012. CV's report on OHGP's financial statements as of June 30, 2012 and for the year then ended was filed as an Exhibit to Amendment No. 1 to this Current Report on Form 8-K/A. CV will continue to prepare domestic statutory and tax filings for OHGP, which is now a subsidiary of the Company. On November 30, 2012, ICE Corp. completed the share exchange with OHGP, which for U.S. GAAP purposes was considered to be the accounting acquirer. As such, the financial information of the Company will be that of OHGP, with operations of ICE Corp. only being included from the date of the share exchange. Prior to the acquisition, OHGP was not a U.S. SEC registrant. In addition, CV is not an independent registered public accounting firm. As a result of the consummation of the share exchange on November 30, 2012 and the retention of Peterson Sullivan LLP to act as the Company's independent registered public accounting firm (see below), CV was dismissed by the Company's Board of Directors as the independent certifying accountant for U.S. SEC filing purposes.

BDO LLP ("BDO ") served as the independent accountant for OHGP for its fiscal year ended June 30, 2011. BDO resigned as OHGP's independent accountant on November 2, 2012. BDO's report on OHGP's financial statements as of June 30, 2011 and for the year then ended was filed as an Exhibit to Amendment No. 1 to this Current Report on Form 8-K/A.

The report of CV regarding the financial statements for the fiscal year ended June 30, 2012 and the report of BDO regarding the financial statements for the fiscal year ended June 30, 2011, did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the year ended June 30, 2012, and during the period from June 30, 2012 to November 30, 2012, the date of dismissal, (i) there were no disagreements with CV on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of CV would have caused it to make reference to such disagreement in its reports; and (ii) there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

During the year ended June 30, 2011, and during the period from June 30, 2011 to November 2, 2012, the date of their resignation, (i) there were no disagreements with BDO on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of BDO would have caused it to make reference to such disagreement in its reports; and (ii) there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

The Company has provided both CV and BDO with a copy of the foregoing disclosures and requested that each of them furnish the Company with a letter addressed to the SEC stating whether or not it agrees with the above statements. A copy of such letters will be filed as Exhibit 16.1 to a further amendment to this Current Report on Form 8-K.

(b) Engagement of Independent Certifying Accountant.

Effective February 13, 2013, the Board of Directors of the Company engaged Peterson Sullivan LLP ("PS") as its independent registered public accounting firm to audit the Company's financial

statements for the fiscal period ended December 31, 2012. PS was the independent registered public accounting firm for ICE Corp.

During each of OHGP's two most recent fiscal years and through the interim periods preceding the engagement of PS, OHGP (a) has not engaged PS as either the principal accountant to audit OHGP's financial statements, or as an independent accountant to audit a significant subsidiary of OHGP and on whom the principal accountant is expected to express reliance in its report; and (b) has not consulted with PS regarding (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on OHGP's financial statements, and no written report or oral advice was provided to OHGP by PS concluding there was an important factor to be considered by OHGP in reaching a decision as to an accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K or a reportable event, as that term is described in Item 304(a)(1)(v) of Regulation S-K.